UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): 02/28/2014

CDI Corp.

(Exact name of registrant as specified in its charter)

Commission File Number: 001-05519

Pennsylvania	23-2394430
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1717 Arch Street, 35th Floor

Philadelphia, PA 19103-2768

(Address of principal executive offices, including zip code)

(215) 569-2200

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

2014 CASH INCENTIVE COMPENSATION PROGRAM FOR EXECUTIVE OFFICERS

On February 28, 2014, the Compensation Committee (the “Committee”) of the Board of Directors of CDI Corp. (“CDI” or the “Company”) approved the components of the 2014 cash incentive compensation program and the target level of cash incentive compensation for each of the Company’s executive officers. The target amount of incentive compensation, which would be payable if 100% of the goals are met, is based on a percentage of the executive’s base salary (100% of salary for Paulett Eberhart, 70% for Stuart Batchelor, Robert Larney and William Wasilewski, and 60% for Brian Short).

For the corporate executives (Ms. Eberhart, Mr. Larney and Mr. Short), the amount of cash incentive compensation which they can earn will be based on CDI’s 2014 consolidated operating profit, revenue and return on net assets (RONA). For the executives who are responsible for a specific business unit (Mr. Batchelor and Mr. Wasilewksi), the amount of cash incentive compensation which they can earn will be based 60% on the 2014 operating profit, revenue and RONA for their business and 40% on the CDI financial objectives described above for the corporate executives. Of the total amount of cash incentive compensation which is earned by each executive based on the above-described financial objectives, 15% will be subject to the achievement of individualized objectives for each executive.

The maximum payout is 200% of the target bonus amount for each executive. Notwithstanding the foregoing, if the Company achieves less than 60% of its operating profit target, the maximum payout to each executive is 25% of his or her target level of cash incentive compensation.

GRANTS OF EQUITY AWARDS

On February 28, 2014, the Committee approved the following grants of equity awards to executive officers:

	Stock Options	Time- Vested Deferred Stock	Performance Shares
Stuart Batchelor	14,859	4,817	14,450
Robert Larney	12,031	3,900	11,700
William Wasilewksi	9,624	3,120	9,360
Brian Short	7,598	2,463	7,389

The stock options (a) have an exercise price equal to the fair market value of CDI common stock at the close of business on the date of grant ($18.27 per share), (b) vest one-third on the third anniversary of the date of grant and two-thirds on the fourth anniversary of the date of grant, and (c) have a 7-year term.

The shares of Time-Vested Deferred Stock (TVDS) vest on the third anniversary of the date of the award. Upon vesting, each share of TVDS is converted into one share of CDI common stock.

Each Performance Share represents a contingent right to receive one share of CDI common stock based on the Company’s achievement of a 60-day moving average stock price of at least $30 per share. There is a payout scale that provides for a minimum payout (60%) for a 60-day moving average stock price of $28 per share, and a maximum payout (150%) for a 60-day moving average stock price of $40 per share. The Performance Shares will vest three years after the grant date if earned (based on the Company’s achievement of the stock prices described in the preceding sentence). However, if the $30 per share target is achieved prior to the second anniversary of the grant date, 50% of the earned Performance Shares will vest after two years and, subject to certain conditions, the balance will vest after three years. Attached as Exhibit 10.1 is the form of Performance Shares Agreement for these awards. Exhibit 10.1 is incorporated by reference in this Form 8-K, and the description of the Performance Shares above is qualified in its entirety by reference to the full text of the Performance Shares Agreement.

Item 9.01. Financial Statements and Exhibits

Exhibit 10.1 - Form of Performance Shares Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CDI Corp.

Date: March 06, 2014	By:	/s/ Brian D. Short
Brian D. Short Senior Vice President, Chief Administrative Officer and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

EX-10.1	Performance Shares Agreement